EXHIBIT 99.1

               [LETTERHEAD OF CBL & ASSOCIATES PROPERTIES, INC.]






Investor                                        Media
Contact: Katie Knight                           Contact:    Deborah Gibb
         Director of Investor Relations         Director of Corporate Relations
         (423) 490-8301                         (423) 490-8315

     CBL & ASSOCIATES PROPERTIES ENTERS INTO DEFINITIVE AGREEMENTS TO SELL JOINT VENTURE INTEREST AND MANAGEMENT AND ADVISORY CONTRACTS WITH GALILEO AMERICA

CHATTANOOGA, Tenn. (July 19, 2005) - CBL & Associates Properties, Inc. (NYSE:
CBL) today announced that it has entered into definitive agreements whereby CBL will transfer its 8.4% equity interest in Galileo America, LLC ("Galileo"), a joint venture between CBL and Galileo America Inc., to Galileo. Additionally, CBL's management and advisory contracts with Galileo will be purchased by New Plan Excel Realty Trust, Inc. (NYSE: NXL), a shopping center REIT. CBL will receive a total consideration of approximately $100.0 million related to these transactions, which are expected to close in August.

     Galileo was formed in November 2003 as a joint venture between CBL and Galileo America, Inc., the U.S. affiliate of the Australia-based, Galileo Shopping America Trust (ASX: GSA). Galileo was established to acquire community and neighborhood shopping centers in the United States. CBL transferred 90% of its ownership interests in 51 community and neighborhood shopping centers to Galileo in three phases and entered into exclusive long-term management and advisory contracts for the centers owned or acquired by Galileo. CBL's current interest in the joint venture is 8.4%.

     CBL has agreed to transfer all management and advisory contracts with Galileo to New Plan for a consideration of $22.0 million in cash. CBL is expected to receive, at the third anniversary of the closing, an additional $7.0 million in cash related to the transfer to New Plan of CBL's future rights to manage nine properties that were recently acquired by Galileo. CBL expects to recognize a gain on the sale of the management and advisory contracts of $22.0 million in the third quarter of 2005. This gain will be included in both net income determined in accordance with generally accepted accounting principles ("GAAP") and Funds From Operations ("FFO"). CBL will pay $1.9 million to transfer its remaining master lease obligations with Galileo to New Plan and expects to record a gain on sale of real estate of approximately $2.0 million in the third quarter resulting from the transfer. This $2.0 million gain will be included in GAAP net income, and of this amount $1.0 million will be recorded in FFO.

     CBL has also entered into an agreement to transfer to Galileo its 8.4% equity interest in the joint venture in exchange for Galileo's interest in Springdale Center in Mobile, AL, and Wilkes - Barre Township Marketplace in Wilkes - Barre Township, PA. New Plan will assume management and leasing of these two properties. Additionally, CBL will have the right to put its interest in these two properties to Galileo at any time for one year following the closing for $60.0 million in cash, as well as additional property at Springdale Center currently held in a ground lease by CBL for $3.0 million, in cash. CBL will realize an economic gain of $40.8 million from the sale of the equity interest. CBL is currently reviewing the applicable accounting standards to determine when this amount will be recognized in GAAP net income. This gain will be included in GAAP net income, but excluded from FFO. The Springdale and Wilkes
- Barre properties are being valued at a 7.5% cap rate.

     CBL will also receive from Galileo an $8.0 million acquisition fee at the closing of Galileo's acquisition of properties from New Plan as well as $1.0 million per year over the three years, following closing, for advisory services to be provided to Galileo. CBL expects to record the $8.0 million as fee income in the third quarter of 2005, which will be included in both GAAP net income and FFO.

     The total impact to FFO in the third quarter of 2005 resulting from these transactions is estimated at $31.0 million, or $0.26 per fully diluted, converted share.

     CBL intends to use the proceeds from the sale of the management and advisory contracts to reduce outstanding balances on the Company's lines of credit. The sale of CBL's equity interest in Galileo and the management and advisory contracts are expected to produce, in aggregate, an annual loss in FFO of approximately $0.07 per fully diluted, converted common share. However, this loss will be offset by the acquisition of Springdale Center and Wilkes - Barre Township Marketplace, which will produce approximately $0.04 annually in FFO per fully diluted, converted common share. Additionally, CBL expects to realize approximately $0.03 per fully diluted, converted share in annual G&A and interest expense savings. CBL also expects to record a one-time charge to G&A in the third quarter of $0.02 per fully diluted, converted share for compensation expense, which will be offset by settlement of fee income with Galileo.

     Commenting on the transactions, Charles B. Lebovitz, Chairman and Chief Executive Officer said, "Our two-year joint venture with Galileo proved valuable for both CBL and Galileo. We believe that today's strategic transaction is opportunistic and maximizes value for our shareholders. With a wide variety of retail formats currently under development, CBL is successfully serving and looks forward to continuing to serve all aspects of our retail partners' growing needs. We are excited that our increasing pipeline of community and power centers, regional malls and open-air lifestyle centers is one of the strongest in our Company's history."

     CBL & Associates Properties will conduct a conference call on Wednesday, July 20, 2005, at 11:30 a.m. EDT to further discuss this announcement and will provide an online Web simulcast and rebroadcast of this conference call. The number to call for this interactive teleconference is (212) 231-6006. A replay of the conference call will be available until July 27, 2005, by dialing (402) 977-9140 and entering the passcode, 21252691. The live Web simulcast of the conference call will be available online at the Company's Web site at cblproperties.com, as well as http://phx.corporate-ir.net/phoenix.zhtml?p=iro l-eventDetails&c=106929&eventID=1104748.
The online replay will follow shortly after the call and continue through August 3, 2005.

                                     -MORE-

     CBL Enters into Agreement to Sell Joint Venture Interest and Management and Advisory Contracts with Galileo America
Page 2 July 19, 2005




Non GAAP Financial Measures
CBL Enters into Agreement to Sell Joint Venture Interest and Management and
 Advisory Contracts with Galileo America
Page 3
July 19, 2005

                                      -END-

     FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with generally accepted accounting principles ("GAAP"). The National Association of Real Estate Investment Trusts defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO provides an additional indicator of the operating performance of the Company's properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets decline predictably over time. Since values of well-maintained real estate assets have historically risen or fallen with market conditions, the Company believes that FFO enhances investors' understanding of the Company's operating performance.
     FFO does not represent cash flow from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company's operating performance or to cash flow as measure of liquidity.

     The following table provides a reconciliation of the amounts of FFO per fully diluted, converted share discussed above with the comparable earnings per share amounts where those amounts are different.

                                                                           Annual
                                                                           Loss in
                                                                           FFO Net of       Impact to
                                                                           Savings         FFO in Q3 '05
                                                                           -------         -------------
  Expected diluted earnings per common share                               $  (0.02)          $    0.26
         Adjust to fully converted shares from common shares                   0.01               (0.12)
                                                                           --------           ---------
  Expected earnings per fully diluted, converted common share                 (0.01)               0.14
         Add: depreciation and amortization                                   (0.02)                  -
         Add: minority interest in earnings of Operating Partnership          (0.01)               0.12
                                                                           --------           ---------
  Expected FFO per fully diluted, converted common share                   $  (0.04)          $    0.26
                                                                           ========           =========


     CBL is not able to provide a reconciliation of the annual increase of $0.04 per fully diluted, converted share of FFO from Springdale Center and Wilkes - Barre Township Marketplace. This is because CBL is currently reviewing the applicable accounting standards related to this component of the transaction and, as a result, cannot determine the amounts of depreciation and amortization expense and the related impact on minority interest in earnings to allow for reconciliation to the comparable amounts of earnings per share.

     CBL & Associates Properties, Inc. is the fourth largest mall REIT in North America and the largest owner of malls and shopping centers in the Southeast, ranked by GLA. CBL owns, holds interests in or manages 173 properties, including 72 enclosed regional malls. The properties are located in 30 states and total
75.7 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has seven projects under construction totaling approximately 1.5 million square feet. The projects include two open-air shopping centers located in Ft. Myers, FL, and Memphis (Southaven, MS), TN, three community centers and two expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at cblproperties.com.

     Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.